Exhibit 99.2

Intra-Cellular Therapies Announces Completion of Phase 1 Studies for ITI-214, a Phosphodiesterase Type 1 Inhibitor, and Assumes IND Sponsorship for ITI-214

NEW YORK September 21, 2015 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI) a biopharmaceutical company focused on the development of therapeutics for central nervous system (CNS) disorders, announced today that it is assuming sponsorship of the Investigational New Drug Application (IND) for studies related to ITI-214. ITI-214 is a novel, potent phosphodiesterase type 1 (PDE1) inhibitor. Multiple human clinical Phase 1 studies have been completed. In these studies, ITI-214 demonstrated a favorable safety profile and was generally well-tolerated across a broad range of doses both in healthy volunteers and in patients with schizophrenia with a pharmacokinetic profile that supports once daily dosing.

Under a license agreement, Takeda conducted four Phase 1 studies. A single rising dose study was conducted in the US in healthy male and female, Japanese and non-Japanese volunteers. In a second US study ITI-214 was administered once daily over 14 days to healthy volunteers and patients with stable schizophrenia. In a third study, conducted in Japan, ITI-214 was administered for 7 days at multiple rising oral doses in both male and female healthy volunteers. A fourth study compared the relative bioavailability of oral formulations of ITI-214 used in all previous studies to an immediate-release tablet, either with or without food in healthy volunteers.

The Company is currently evaluating ITI-214 for several indications including cognition in patients with Parkinson’s disease, dementia, schizophrenia and other CNS and non-CNS disorders.

About PDE1 Inhibitors

ITI-214 is a novel, orally available, PDE1 inhibitor being developed for the treatment of cognitive deficits in neuropsychiatric and neurological diseases. Based on preclinical studies, ITI-214 may also have the potential to treat cardiac and vascular hypertrophy associated with diseases such as congestive heart failure and may also possess anti-inflammatory activity for use in treating neuro-inflammation and other major inflammatory diseases. ITCI has built a substantial portfolio of PDE1 inhibitors that are very selective for the PDE1 subfamily relative to other PDE subfamilies. These compounds have good oral bioavailability and cell-permeant properties.

About Intra-Cellular Therapies

Intra-Cellular Therapies, Inc. (the “Company”) is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative disease and other disorders of the CNS. The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia, behavioral disturbances in dementia, bipolar disorder and other neuropsychiatric and neurological disorders. The Company is also utilizing its phosphodiesterase platform and other proprietary chemistry platforms to develop drugs for the treatment of significant unmet human medical needs. Additional information about ITCI is available through its corporate website, www.intracellulartherapies.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, our clinical and nonclinical development plans; the progress, timing and results of our clinical trials; the safety and efficacy of our product development candidates; our beliefs about the potential uses and benefits of ITI-214; our plans to present or report additional data; and our research and development efforts and plans under the caption “About Intra-Cellular Therapies.” All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to the following: our current and planned clinical trials, other studies for ITI-214, and our other product candidates may not be successful or may take longer and be more costly than anticipated; product candidates that appeared promising in earlier research and clinical trials may not demonstrate safety and/or efficacy in larger-scale or later clinical trials; our reliance on collaborative partners and other third parties for development of our product candidates; and the other risk factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (SEC), as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and we do not intend to update this information unless required by law.

CONTACT: For Intra-Cellular Therapies, Inc.:

Juan Sanchez, M.D.

Vice President

Corporate Communications and

Investor Relations, Intra-Cellular Therapies, Inc.

212-923-3344

Burns McClellan, Inc.

Lisa Burns (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com

212-213-0006